Exhibit 99.1
Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2015 Financial Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)—September 9, 2015—Farmer Bros. Co. (NASDAQ: FARM) today reported financial results for the fourth quarter and fiscal year ended June 30, 2015.

Fourth Quarter Fiscal 2015 Highlights:

•	Net sales increased 1.8% to $132.6 million in the fourth quarter of fiscal 2015, as compared to the prior year period;

•	Gross profit increased 8.2% to $49.2 million in the fourth quarter of fiscal 2015, as compared to the prior year period;

•
Net loss was $(2.2) million in the fourth quarter of fiscal 2015, including $5.9 million in restructuring and other transition expenses associated with the Company’s Corporate Relocation Plan, as compared to net income of $3.1 million in the prior year period;

•
Non-GAAP net income, excluding restructuring and other transition expenses and net gains and losses on sales of assets, was $3.7 million, and Non-GAAP net income per diluted common share was $0.23 in the fourth quarter of fiscal 2015, as compared to Non-GAAP net loss of ($0.7) million, and Non-GAAP net loss per common share of $(0.04) in the prior year period; and

•
Adjusted EBITDA, excluding net gains and losses on sales of assets, was $11.1 million, and Adjusted EBITDA Margin was 8.3% in the fourth quarter of fiscal 2015, as compared to Adjusted EBITDA of $6.6 million, and Adjusted EBITDA Margin of 5.1% in the prior year period.

(The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release).

Fourth Quarter Fiscal 2015 Results:
Net sales in the fourth quarter of fiscal 2015 increased $2.4 million, or 1.8%, to $132.6 million, from $130.2 million in the fourth quarter of fiscal 2014. The increase in net sales was primarily due to an increase in the average unit price of our roast and ground coffee products, primarily driven by the pass-through of higher green coffee commodity purchase costs to customers under commodity-based pricing arrangements as compared to the prior year period.

Gross profit in the fourth quarter of fiscal 2015 increased $3.7 million, or 8.2%, to $49.2 million, from $45.5 million in the prior year period. Gross profit as a percentage of net sales increased 220 basis points to 37.1% in the fourth quarter of fiscal 2015, from 34.9% in the prior year period. The increase in gross profit was primarily due to the increase in net sales from higher prices of roast and ground coffee and increases in net sales of our other beverages, partially offset by declines in net sales of our tea products. Gross profit in the fourth quarter of fiscal 2015 included the beneficial effect of liquidation of LIFO inventory quantities in the amount of $1.7 million as a result of the reduction in inventories at the end of fiscal 2015. The inventory reduction was primarily due to the consolidation of our Torrance coffee production with our coffee production in Houston during the quarter. No beneficial effect of liquidation of LIFO inventory quantities was recorded in the prior year period.

Operating expenses in the fourth quarter of fiscal 2015 increased $7.5 million, or 17.3%, to $50.6 million, or 38.2% of net sales, from $43.2 million, or 33.1% of net sales in the prior year period. The increase in operating expenses versus the prior year period was primarily due to $5.9 million in restructuring and other transition expenses in connection with our Corporate Relocation Plan incurred in the fourth quarter of fiscal 2015. Conversely, there were $3.8 million in net gains from sales of assets recorded in the fourth quarter of fiscal 2014.
In the fourth quarter of fiscal 2015, selling expenses decreased $2.8 million and general and administrative expenses increased $0.6 million, as compared to the prior year period. The decrease in selling expenses in the fourth quarter of fiscal 2015 was primarily due to lower depreciation and amortization expense and lower payroll-related expenses, partially offset by an increase in worker's compensation expense. The increase in general and administrative expenses in the fourth quarter of fiscal 2015 was primarily due to higher employee-related costs and worker's compensation expense, partially offset by decreases in consulting expenses and the absence of expenses in connection with the restatement of certain prior period financial statements.
As a result of the foregoing factors, loss from operations in the fourth quarter of fiscal 2015 was $(1.4) million, as compared to income from operations of $2.3 million in the prior year period.
Total other expense in the fourth quarter of fiscal 2015 was $(0.6) million compared to total other income of $0.6 million in fiscal 2014, partially due to net losses on coffee-related derivative instruments of $(0.3) million in the fourth quarter of fiscal 2015, as compared to net gains on coffee-related derivative instruments of $0.1 million in the prior year period. The net losses and gains on derivative instruments, in both periods, were primarily due to mark-to-market net losses and net gains, respectively, on coffee-related derivative instruments not designated as accounting hedges.
Income tax expense was $(0.2) million in the fourth quarter of fiscal 2015, as compared to income tax benefit of $0.2 million in the prior year period.

As a result of the foregoing factors, net loss was $(2.2) million, or $(0.13) per common share, in the fourth quarter of fiscal 2015, as compared to net income of $3.1 million, or $0.19 per diluted common share, in the prior year period.
Non-GAAP Financial Measures:
Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release. In the fourth quarter of fiscal 2015, we modified previously reported non-GAAP financial measures to exclude net gains and losses on sales of assets because we believe these gains and losses are not reflective of our ongoing operating results. As a result, we began referring to the measures previously titled “Net income excluding restructuring and other transition expenses” and “Net income excluding restructuring and other transition expenses per common share—diluted” as “Non-GAAP net income” and “Non-GAAP net income per diluted common share.” In addition, we redefined “Adjusted EBITDA” to also exclude net gains and losses from sales of assets. The historical presentation of these measures has been recast to conform to the revised definitions and the current year presentation.
Non-GAAP net income in the fourth quarter of fiscal 2015 was $3.7 million, as compared to Non-GAAP net loss of $(0.7) million in the prior year period. Non-GAAP net income per diluted common share was $0.23 in the fourth quarter of fiscal 2015, as compared to Non-GAAP net loss per common share of $(0.04) in the prior year period.
Adjusted EBITDA increased to $11.1 million in the fourth quarter of fiscal 2015, from $6.6 million in the prior year period, and Adjusted EBITDA Margin increased to 8.3% in the fourth quarter of fiscal 2015, from 5.1% in the prior year period.
President and CEO, Michael H. Keown said, “We generated solid financial results in the fourth quarter, as evidenced by our Non-GAAP net income per diluted common share of $0.23.” Mr. Keown continued, “These results were accompanied by the significant progress we have made to date on our Corporate Relocation Plan, giving us confidence in our strategy to reposition Farmer Brothers for the future.”

Fiscal 2015 Highlights:

•	Net sales increased 3.3% to $545.9 million in fiscal 2015, as compared to the prior year period;

•	Gross profit increased 0.6% to $197.0 million in fiscal 2015, as compared to the prior year period;

•
Net income was $0.7 million, or $0.04 per diluted common share, including $10.4 million in restructuring and other transition expenses associated with the Company’s Corporate Relocation Plan in fiscal 2015, as compared to $12.1 million, or $0.76 per diluted common share, in fiscal 2014;

•	Non-GAAP net income was $11.5 million in fiscal 2015, as compared to $8.3 million in fiscal 2014;

•	Non-GAAP net income per diluted common share was $0.71 in fiscal 2015, as compared to $0.52 in fiscal 2014; and

•	Borrowings on the Company’s credit facility remained at $78,000 at the end of fiscal 2015, unchanged versus the end of fiscal 2014, with available borrowing capacity of $43.5 million at June 30, 2015.

Treasurer and CFO, Mark J. Nelson said, “In fiscal 2015, we made significant progress in improving our profitability and operating efficiency, which we expect will lead to solid cash generation to fund our corporate initiatives moving forward.”
Update on Corporate Relocation Plan:
President and CEO, Michael H. Keown said, “Our Corporate Relocation Plan is currently on track. In May we successfully moved the coffee roasting, grinding and packaging functions that were previously conducted in Torrance to our Houston production facility, and in August we celebrated the groundbreaking ceremony for the construction of our new state-of-the-art coffee production, distribution and headquarters facility in Northlake, Texas.”
Of the estimated $25 million in aggregate cash costs expected to be incurred in connection with the Corporate Relocation Plan, we incurred $10.4 million in fiscal 2015, including $6.5 million in employee retention and separation benefits, $0.6 million in facility-related costs including the relocation of certain distribution center operations, and $3.3 million in other related costs including travel, legal, consulting and other professional services. Facility-related costs included $0.3 million in non-cash depreciation expense associated with our Torrance production facility. We may incur certain other non-cash asset impairment and pension costs which we have not yet determined.
In July, the Company entered into a lease agreement for a 538,000 square foot facility to be constructed on 28.2 acres of land located in Northlake, Texas. Construction of and relocation to the new facility are expected to be completed by the end of the second quarter of fiscal 2017. In the interim, the Company expects to complete the process of transferring its primary administrative offices from Torrance to a leased 32,000 square foot temporary office space in Fort Worth, Texas by the end of the second quarter of fiscal 2016.
About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, teas and culinary products. The Company's customers include restaurants, hotels, casinos, offices, quick service restaurants (“QSRs”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Currently headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2015 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.
Investor Conference Call
Michael H. Keown, President and CEO, and Mark J. Nelson, Treasurer and CFO, will host an investor conference call today, September 9, 2015, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the Company’s results for the fourth quarter and fiscal year ended June 30, 2015 and to provide an update on the Corporate Relocation Plan.  The call will be open to all interested investors through a live audio web broadcast via the Internet at—http://edge.media-server.com/m/p/dycee86m—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 25357641 within the U.S. and Canada.
The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.
Forward-Looking Statements
Certain statements contained in this press release, including the Company’s plans and expectations regarding the Corporate Relocation Plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the Corporate Relocation Plan, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Year Ended June 30,
	2015	2014	2013
Net sales	$545,882	$528,380	$513,869
Cost of goods sold	348,846	332,466	328,693
Gross profit	197,036	195,914	185,176
Selling expenses	151,753	155,088	157,033
General and administrative expenses	31,173	35,724	32,146
Restructuring and other transition expenses	10,432	—	—
Net losses (gains) from sales of assets	394	(3,814)	(4,467)
Impairment losses on goodwill and intangible assets	—	—	92
Operating expenses	193,752	186,998	184,804
Income from operations	3,284	8,916	372
Other income (expense):
Dividend income	1,172	1,073	1,103
Interest income	381	429	452
Interest expense	(769)	(1,258)	(1,782)
Other, net	(3,014)	3,677	(9,432)
Total other (expense) income	(2,230)	3,921	(9,659)
Income (loss) before taxes	1,054	12,837	(9,287)
Income tax expense (benefit)	402	705	(825)
Net income (loss)	$652	$12,132	$(8,462)
Net income (loss) per common share—basic	$0.04	$0.76	$(0.54)
Net income (loss) per common share—diluted	$0.04	$0.76	$(0.54)
Weighted average common shares outstanding—basic	16,127,610	15,909,631	15,604,452
Weighted average common shares outstanding—diluted	16,267,134	16,014,587	15,604,452

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(unaudited)

	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$15,160	$11,993
Restricted cash	1,002	—
Short-term investments	23,665	22,632
Accounts and notes receivable, net of allowance for doubtful accounts of $643 and $651, respectively	40,161	42,230
Inventories	50,522	71,044
Income tax receivable	535	228
Short-term derivative assets	—	5,153
Prepaid expenses	4,640	4,180
Total current assets	135,685	157,460
Property, plant and equipment, net	90,201	95,641
Goodwill and intangible assets	6,691	5,628
Other assets	7,615	7,034
Deferred income taxes	751	414
Total assets	$240,943	$266,177
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,023	$44,336
Accrued payroll expenses	23,005	22,190
Short-term borrowings under revolving credit facility	78	78
Short-term obligations under capital leases	3,249	3,779
Short-term derivative liabilities	3,977	—
Deferred income taxes	1,390	1,169
Other current liabilities	6,152	5,318
Total current liabilities	64,874	76,870
Accrued pension liabilities	47,871	40,256
Accrued postretirement benefits	23,471	19,970
Accrued workers’ compensation liabilities	10,964	7,604
Other long-term liabilities-capital leases	2,599	5,924
Other long-term liabilities	225	—
Deferred income taxes	928	689
Total liabilities	$150,932	$151,313
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,658,148 and 16,562,450 issued and outstanding at June 30, 2015 and 2014, respectively	16,658	16,562
Additional paid-in capital	38,143	35,917
Retained earnings	106,864	106,212
Unearned ESOP shares	(11,234)	(16,035)
Accumulated other comprehensive loss	(60,420)	(27,792)
Total stockholders’ equity	$90,011	$114,864
Total liabilities and stockholders’ equity	$240,943	$266,177

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,
	2015	2014
Net sales	$132,582	$130,197
Cost of goods sold	83,378	84,714
Gross profit	49,204	45,483
Selling expenses	36,051	38,870
General and administrative expenses	8,660	8,087
Restructuring and other transition expenses	5,862	—
Net losses (gains) from sales of assets	48	(3,801)
Operating expenses	50,621	43,156
Income (loss) from operations	(1,417)	2,327
Other income (expense):
Dividend income	293	271
Interest income	102	97
Interest expense	(144)	(216)
Other, net	(851)	433
Total other (expense) income	(600)	585
(Loss) income before taxes	(2,017)	2,912
Income tax expense (benefit)	170	(199)
Net (loss) income	$(2,187)	$3,111
Net (loss) income per common share—basic	$(0.13)	$0.19
Net (loss) income per common share—diluted	$(0.13)	$0.19
Weighted average common shares outstanding—basic	16,255,980	16,147,792
Weighted average common shares outstanding—diluted	16,255,980	16,252,262

Non-GAAP Financial Measures
In addition to net income (loss) determined in accordance with GAAP, we use the following non-GAAP financial measures in assessing our operating performance:

“Non-GAAP net income” is defined as net income (loss) excluding the impact of:

•	restructuring and other transition expenses, net of tax; and

•	net gains and losses from sales of assets, net of tax.

“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.
“Adjusted EBITDA” is defined as net income (loss) excluding the impact of:

•	income taxes;

•	interest expense;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses; and

•	net gains and losses from sales of assets.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to the Corporate Relocation Plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services.

We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets. In the fourth quarter of fiscal 2015, we modified previously reported non-GAAP financial measures to exclude net gains and losses on sales of assets because we believe these gains and losses are not reflective of our ongoing operating results. As a result, we began referring to the measures previously titled “Net income excluding restructuring and other transition expenses” and “Net income excluding restructuring and other transition expenses per common share—diluted” as “Non-GAAP net income” and “Non-GAAP net income per diluted common share.” In addition, we redefined “Adjusted EBITDA” to also exclude net gains and losses from sales of assets. The historical presentation of these measures has been recast to conform to the revised definitions and the current year presentation. Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net income (loss) to Non-GAAP net income (loss) and reported net income (loss) per common share—diluted to Non-GAAP net income (loss) per diluted common share (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2015	2014	2013	2015	2014
Net income (loss), as reported(1)	$652	$12,132	$(8,462)	$(2,187)	$3,111
Restructuring and other transition expenses, net of tax of zero	10,432	—	—	5,862	—
Net losses (gains) from sales of assets, net of tax of zero	394	(3,814)	(4,467)	48	(3,801)
Non-GAAP net income (loss)	$11,478	$8,318	$(12,929)	$3,723	$(690)

Net income (loss) per common share—diluted, as reported	$0.04	$0.76	$(0.54)	$(0.13)	$0.19
Impact of restructuring and other transition expenses, net of tax of zero	$0.64	$—	$—	$0.36	$—
Impact of net losses (gains) from sales of assets, net of tax of zero	$0.03	$(0.24)	$(0.29)	$—	$(0.23)
Non-GAAP net income (loss) per diluted common share	$0.71	$0.52	$(0.83)	$0.23	$(0.04)
__________
(1) Includes: (a) $4.9 million in beneficial effect of liquidation of LIFO inventory quantities in fiscal 2015; (b) $1.1 million in beneficial effect of liquidation of LIFO inventory quantities in fiscal 2013; and (c) $1.7 million in beneficial effect of liquidation of LIFO inventory quantities in the three months ended June 30, 2015.

Set forth below is a reconciliation of reported net income (loss) to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2015	2014	2013	2015	2014
Net income (loss), as reported(1)	$652	$12,132	$(8,462)	$(2,187)	$3,111
Income tax expense (benefit)	402	705	(825)	170	(199)
Interest expense	769	1,258	1,782	144	216
Depreciation and amortization expense	24,179	27,334	32,542	5,625	5,999
ESOP and share-based compensation expense	5,691	4,692	3,563	1,397	1,277
Restructuring and other transition expenses	10,432	—	—	5,862	—
Net losses (gains) from sales of assets	394	(3,814)	(4,467)	48	(3,801)
Impairment losses on goodwill and intangible assets	—	—	92	—	—
Adjusted EBITDA	$42,519	$42,307	$24,225	$11,059	$6,603
Adjusted EBITDA Margin	7.8%	8.0%	4.7%	8.3%	5.1%
 ______________
(1) Includes: (a) $4.9 million in beneficial effect of liquidation of LIFO inventory quantities in fiscal 2015; (b) $1.1 million in beneficial effect of liquidation of LIFO inventory quantities in fiscal 2013; and (c) $1.7 million in beneficial effect of liquidation of LIFO inventory quantities in the three months ended June 30, 2015.

Investor Contact:
Mark Nelson
(310) 787-5241